Exhibit 3.3

EYE CARE INTERNATIONAL, INC.

Certificate of Designation
Series C Mandatory Convertible Preferred Stock

Pursuant to Section 151
Of the
General Corporation Law of the State of Delaware

Eye Care International, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), DOES HEREBY CERTIFY that, at a meeting of the Board of Directors on August 5, 2004, the following resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 151 of the General Corporation Law of the State of Delaware:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article 4 of the Corporation’s certificate of incorporation, as amended (the “Certificate of Incorporation”), a series of Preferred Stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series C Mandatory Convertible Preferred Stock (the “Series C Preferred Stock”), to consist of three hundred (300) shares, with a mandatory conversion date of July 30, 2006, par value $0.001 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Corporation’s Certificate of Incorporation) as follows:

1.
Dividend Rights.  The holders of the Preferred Stock shall be entitled to receive dividends payable on the stated value of such Preferred Stock at a rate of 6% per annum, which shall be cumulative, accrue daily from the date of issuance and be due and payable on the first day of each calendar quarter.  If a dividend date is not a business day, then the dividend shall be due an payable on the business day immediately following such dividend date.  Dividends shall be payable in cash or stock, at market price, at the Holder’s option

2.	Liquidation Rights.

2.1
In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (each of which is hereinafter referred to as a “Liquidation”), the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount per share equal to $10,000, before any distribution shall be made to the holders of Class A or Class B Common Stock or any other stock junior to Series C Preferred Stock as to the distribution of assets upon Liquidation.  (Except as specifically indicated or unless the context requires otherwise, references herein to Common Stock include the Class A and Class B Common Stock).  If upon Liquidation the Corporation’s assets are not sufficient to pay in full the amounts so payable to the holders of shares of Series C Preferred Stock and the holders of any other series of Preferred Stock ranking on a parity as to the distribution of assets on Liquidation with shares of Series C Preferred Stock, all shares of Series C Preferred Stock and of such other series of Preferred Stock shall participate ratably in the distribution of assets in proportion to the full amounts to which they are respectively entitled.

2.2
For the purpose of this Paragraph 2, a consolidation or merger of the Corporation with any other corporation, or the sale, transfer or lease of all or substantially all of its assets, shall not constitute or be deemed a Liquidation.

3.
Status of Series C Preferred Stock Reacquired.  Shares of Series C Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with applicable provisions of the laws of the State of Delaware), be deemed to be canceled and have the status of authorized and unissued shares of the class of Preferred Stock issuable in series undesignated as to series sand may be redesignated and reissued.

4.	Voting Rights. Except as required by law, no holder of Series C Preferred Stock will be entitled to vote on matters as to which stockholders generally are entitled to vote.

5.	Conversion Rights.

5.1    Each share of Investor’s Preferred Stock shall be deemed to have a value of $10,000 and be convertible into such amount of shares of ECI Class A common stock purchasable for $10,000 on the day of conversion at the lesser of $2.88 or 75% of the lowest closing bid price during the 5 days immediately prior to the conversion (the “Conversion Price”), subject to adjustment as hereinafter provided, at any time or from time to time upon the terms and in the manner hereinafter set forth in this Paragraph 5..

5.2           In order to convert share of Series C Preferred Stock into Class A Common Stock, the holder thereof shall (i) surrender the certificate or certificates for such shares of Series C Preferred Stock, duly endorsed to the Corporation or in blank, to the Corporation at its principal office or at the office of the agency maintained for such purposes, (ii) give written notice to the Corporation at such office that such holder elects to convert such shares of Series C Preferred Stock, in the same form as Exhibit 1 and (iii) state in writing therein the name or names in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued.  Each conversion shall be deemed to have been effected at the close of business on the date on which the Corporation or such agency shall have received such surrendered Series C Preferred Stock certificate(s), and the person or persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the record holder or holders of the shares represented thereby on such date.  As per Paragraph 5.8,after such Conversion Notice, the Corporation shall issue or deliver at such office to the holder for whose accounts such shares of Series C Preferred Stock were so surrendered, or to such holder’s nominee or nominees, certificates (bearing such legend(s) as may be required under applicable securities laws) for the number of full shares of Class A Common Stock to which such holder shall be entitled, plus, in lieu of any fractional share to which such holder would otherwise be entitled, cash equal to such fraction multiplied by the closing price per share of the Class A Common Stock on the principal exchange (including for this purpose, the Nasdaq National Market) on which it is then listed, or if it is not so listed, the closing bid price per share for such stock, as reported by Nasdaq, the OTC Bulletin Board, the National Quotation Bureau, Incorporated or other similar service which regularly reports closing bid quotations for such stock, in each instance as of the close of business on the date of such conversion.

5.3           The conversion rate shall be subject to adjustment from time to time in case the Corporation shall pay a stock dividend on its Class A Common Stock (other than in shares of the Series C Preferred Stock), or in case the Corporation shall subdivide or combine the outstanding shares of Class A Common Stock, the conversion rate shall immediately be proportionately adjusted.  In case of any capital reorganization or any reclassification of the capital stock of the Corporation or in case of the consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation as or substantially as an entirety to another corporation, each share of Series C Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Class A Common Stock of the Corporation then deliverable upon conversion of such share of Series C Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the shares of Series C Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the conversion rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversation of the shares of Series C Preferred Stock.

5.4           Whenever the conversion rate is adjusted as herein provided, an officer of the Corporation shall compute the adjusted conversion rate in accordance with the foregoing provisions and shall prepare a written instrument setting forth such adjusted conversion rate and showing in detail the facts upon which such adjustment is based, and a copy of such written instrument shall forthwith be mailed to each holder of record of the Series C Preferred Stock, and made available for inspection by the stockholders of the Corporation.

5.5           The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Class A Common Stock, for the purpose of effecting the conversion of the shares of Series C Preferred Stock, the full number of shares of Class A Common Stock then deliverable upon the conversion of all shares of Series C Preferred Stock then outstanding, and such shares shall be listed, subject to notice of issuance, on any stock exchange(s) on which outstanding shares of Class A Common Stock may then be listed.

5.6           The Corporation will pay any and all taxes that may be payable in respect of the issuance or delivery of shares of Class A Common Stock on conversion of shares of Series C Preferred Stock pursuant hereto.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Class A Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

5.7           Mandatory Redemption or Conversion at Maturity.  (A)  If any Preferred Share remains outstanding on July 30, 2006, (the “Maturity Date”) the Company shall either (I) convert such Preferred Share at the Conversion Rate as of the Maturity Date for such Preferred Share without the holder of such Preferred Share being required to give a Conversion Notice on such Maturity Date (a “Maturity Date Mandatory Conversion”), or (II) redeem such Preferred Share for an amount in cash per Preferred Share (the “Maturity Date Redemption Price”) equal to the Conversion Amount (a “Maturity Date Mandatory Redemption”).

5.8           Upon receipt by the Company of copy of a Conversion Notice, as shown in Exhibit 1, the Company shall (I) as soon as practicable, but in any event within one (1) Business Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) if the Conversion Notice is delivered on or before 8:00 p.m., New York City Time, then on or before the second (2nd) Business Day following the date of receipt by the Company of such Conversion Notice, or if the Conversion Notice is delivered after 8:00 p.m., New York City Time, then on or before the third (3rd) Business Day following the date of receipt by the Company of such Conversion Notice (the "SHARE DELIVERY DATE"), (A) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled (provided that if such delivery is to be made outside of New York City then such delivery may be made on the next Business Day), or (B) provided the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the holder, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three Business Days after receipt of the Preferred Stock Certificate(s) (the "PREFERRED STOCK DELIVERY DATE") and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

5.9           Ownership Cap and Certain Exercise Restrictions.

(a)           Notwithstanding anything to the contrary set forth in this Certification of Designation, at no time may a Holder of this Preferred Stock exercise this Preferred Stock if the number of shares of Common Stock to be issued pursuant to such exercise would exceed, when aggregated with all other shares of Common Stock owned by such Holder at such time, the number of shares of Common Stock which would result in such Holder owning more than 4.999% of all of the Common Stock outstanding at such time; provided, however, that upon a holder of this Preferred Stock providing the Corporation with sixty-one (61) days notice (the “Waiver Notice”) that such Holder would like to waive this Section 5.9 with regard to any or all shares of Common Stock issuable upon exercise of this Preferred Stock, this Section 5.9 will be of no force or effect with regard to all or a portion of the Preferred Stock referenced in the Waiver Notice; provided, further, that this provision shall be of no further force or effect (i) during the sixty-one (61) days immediately preceding the expiration of the term of this Preferred Stock.

(b)           The Holder may not exercise the Preferred Stock hereunder to the extent such exercise would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon exercise of the Preferred Stock held by the Holder after application of this Section; provided, however, that upon a holder of this Preferred Stock providing the Company with a Waiver Notice that such holder would like to waive this Section 5.9 with regard to any or all shares of Common Stock issuable upon exercise of this Preferred Stock, this Section 5.9 shall be of no force or effect with regard to those shares of Preferred Stock referenced in the Waiver Notice; provided, further, that this provision shall be of no further force or effect (i) during the sixty-one (61) days immediately preceding the expiration of the term of this Preferred Stock.

6.
Registration Rights.  As quickly as possible, but not more than sixty (60) days following the Closing, the Corporation will file an SB-2 or other applicable registration statement with the SEC to register that number of shares reasonably believed necessary, but not less than 20,000 shares of Common Stock for each Preferred Share, to cover all common shares resulting from the exercise of the conversion rights of all of the preferred shares being issued hereunder and all warrants reasonably foreseeably issuable hereunder (“Initial Registration”). If the closing bid price of the Company’s common stock falls below $1.00 for thirty consecutive trading days, the Company will file an SB-2 or other applicable registration statement with the SEC to register that number of shares reasonably believed necessary, but not less than an additional 20,000 shares of Common Stock for each Preferred Share,  so reserved shall at no time be less than are at any time convertible (“Second Registration”).

7.
Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series C Preferred Stock shall not have any preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution and in the Certificate of Incorporation, as amended.

8.
Severability of Provisions.  If any right, preference or limitation of the Series C. Preferred Stock set forth in this resolution is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

9.	Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed and this certificate to be signed by Clark A. Marcus, its President and Chief Executive Officer, and attested to by James L. Koenig, its Secretary, this _____day of _______________, 2004.

/s/ Clark A. Marcus
Clark A. Marcus
President and Chief Executive Officer

[CORPORATE SEAL]

ATTEST:

/s/ James L. Koenig
James L. Koenig
Secretary

EXHIBIT I

EYE CARE INTERNATIONAL INC. CONVERSION NOTICE

          Reference is made to the Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of Eye Care International Inc.. In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock, par value $0.01 per share (the "PREFERRED SHARES"), of Eye Care International Inc., a Delaware corporation (the "COMPANY"), indicated below into shares of Common Stock, par value $0.01 per share (the "COMMON STOCK"), of the Company, as of the date specified below. The undersigned confirms that the representations and warranties contained in the Subscription Agreement entered into in connection with the initial issuance of the Preferred Shares are true and correct as to the undersigned as of the date hereof.

     Date of Conversion:________________________________________________________

     Number of Preferred Shares to be converted:________________________________

     Stock certificate no(s). of Preferred Shares to be converted:______________

     Tax ID Number (If applicable):_____________________________________________

Please confirm the following information:
     Conversion Price:__________________________________________________________

     Number of shares of Common Stock to be issued:_____________________________

          Is the Variable Price being relied on pursuant to the Certificate of Designations? (check one) YES____ No ____

          Number of shares of Common Stock beneficially owned by the undersigned (excluding shares issuable upon conversion of any Preferred Shares held by the undersigned and shares issuable upon exercise of any Warrants issued in connection with the Preferred Shares held by the undersigned):________________________  Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:________________________________________
Address:________________________________________
Telephone Number:________________________________
Facsimile Number:_________________________________

Authorization:____________________________________

     By:______________________
     Title :

                                 ACKNOWLEDGMENT

 The Company hereby acknowledges this Conversion Notice and hereby directs American Stock Transfer to issue the above indicated number of shares of Common Stock.

                              EYE CARE INTERNATIONAL INC.

                              By: ______________________________
                              Name:
                              Title :